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UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 16, 2004
PEPCO HOLDINGS, INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	001-31403 (Commission File Number)	52-2297449 (IRS Employer Identification No.)
701 Ninth Street, N.W., Washington, DC (Address of principal executive offices)		20068 (Zip Code)
Registrant's telephone number, including area code (202) 872-3526
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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Item 1.01	Entry into a Material Definitive Agreement
Long-Term Incentive Plan Awards

On December 16, 2004, the Board of Directors of Pepco Holdings, Inc. (the "Company") granted performance award opportunities pursuant to the Performance Restricted Stock Program under the Pepco Holdings, Inc. Long-Term Incentive Plan (the "Plan"). Participants in the Plan are key executives of the Company and its subsidiaries selected by the Chairman of the Board of the Company and approved by the Compensation/Human Resources Committee, including each of the Company's executive officers.

The awards relate to performance over a three-year period beginning in 2005 and ending in 2007. Depending on the extent to which the performance criteria are satisfied, the participant can earn some or all of the maximum amount of shares granted to the participant of PHI's common stock, $.01 par value ("Common Stock"). The performance measure is PHI's total shareholder return compared to other companies in a peer group comprised of 20 gas and electric distribution companies. A participant is eligible to earn a number of shares of Common Stock ranging from 0% to 200% of the target performance award to the extent that the performance objectives are achieved. The performance objectives are fixed at the time the awards are made. However, if, during the course of the performance period, a significant event occurs, as determined in the discretion of the Compensation/Human Resources Committee, which the Committee expects to have a substantial effect on total shareholder performance during the period, the Committee may revise such measures.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 19, 2005, A. Thomas Young, a director of Pepco Holdings, Inc. (the "Company"), informed the Chairman and the Lead Director of the Company that because of an increase in other commitments, he does not expect to have sufficient time to fulfill effectively his duties as a director and, accordingly, he does not wish to stand for re-election at the Company's 2005 Annual Meeting.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
PEPCO HOLDINGS, INC. (Registrant)
Date January 24, 2005		JOSEPH M. RIGBY (Signature)
Name: Joseph M. Rigby Title: Senior Vice President and Chief Financial Officer
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